LEASE AGREEMENT

THIS AGREEMENT OF LEASE made and entered into on this the ____ day of ___________,____ by and between OSCAR SMITH and wife PEGGY SMITH , hereinafter called LESSOR, and PETALS DECORATIVE ACCENTS, LLC hereinafter called LESSEE.

WITNESSETH

That for and in consideration of the provisions hereof, LESSOR hereby leases to LESSEE a warehouse building consisting of approximately 54,000 square feet, located at 1108 Vaughn Drive, Portland, Tennessee 37148, together with the paved parking area located immediately adjacent to said building. Said property is referred to herein as "premises" or "property". This said lease is made on the following terms and conditions:

I.

TERM AND EXTENSION THEREOF

This lease is for the term of three (3) years commencing on the 1st day of October, 2005 and ending on the 30th day of September, 2008. LESSEE shall give LESSOR a minimum of sixty (60) days notice of its intent to renew lease for another two year term. LESSEE has two 2 year options to renew at the same term and conditions.

II.

RENT

The rent payable for said property shall be One Hundred Seventy-nine Thousand Two Hundred Twenty dollars ($179,220) per year, payable in monthly installments of Fourteen Thousand, Nine Hundred Thirty-five dollars ($14,935) each, in advance with the first installment due on November 1, 2005 and thereafter payable on the 1st day of each month at a place designated by LESSOR. LESSEE shall pay a late fee of ten percent (10%) of any rent received by LESSOR more than ten (10) business days after due date.

III.

USE AND MAINTENANCE OF PREMISES BY LESSEE

The premises shall be used as a warehouse and assembly facility. LESSEE shall perform only routine maintenance on the premises and shall repair any damage done to the premises occasioned by use and occupancy by LESSEE. LESSEE shall keep the premises in a safe and sanitary manner. No refuse, unsightly materials, equipment (other than that equipment utilized to conduct its normal business operations), vehicles (other than material handling equipment and trailers), dangerous or hazardous materials shall be placed in or on the property. At the end of the lease term LESSEE shall, at its sole expense, remove all its property from the premises. Should LESSEE fail to remove its said property, then LESSOR may remove same at the expense of LESSEE. LESSEE shall dispose of all trash and refuse generated on the property, shall not allow the property to become a detriment to the area where the property

is located and shall abide by all government rules and regulations related to the use of the property. LESSEE shall be responsible for payment of all utilities used in the premises.

IV.

ALTERATIONS

LESSEE shall make no changes or alterations in the premises, including the parking area, without the written consent of LESSOR, which consent shall not be unreasonably withheld. Any installations made by LESSEE on the premises with the approval of LESSOR which cannot be removed without injury to the property shall remain with the property at the end of the lease term or any extension thereof, unless LESSOR shall require removal and restoration. Such installations shall not apply to racking and conveyor systems, which shall be installed and removed by LESSEE at its sole cost and expense.

V.

REPAIRS

LESSOR agrees to keep the roof and walls in a reasonable state of repair. LESSOR shall not be liable for any loss or injury to LESSEE unless LESSOR shall unreasonably fail to make repairs to the roof and walls of the premises or such loss or injury occurred as a result of the negligence of LESSOR. LESSEE shall give LESSOR prompt notice of any repairs that need to be made and LESSOR shall have a reasonable period of time to make such repairs. LESSEE shall be responsible for day-to-day maintenance of the building and premises.

VI.

INSURANCE AND INDEMNITY AND TAXES

LESSEE shall maintain general public liability insurance with LESSOR as a named additional insured on the premises with a total damage limit not less than One Million Dollars ($1,000,000.00). LESSEE shall also maintain property insurance to cover all perils for the full value of the building estimated to be 1.5 million dollars ($1,500,000). LESSOR shall be named as additional insured and/or any Bank or Mortgage company that LESSOR specifies. LESSEE shall further hold LESSOR harmless for all purposes related to LESSEE'S use and occupancy of the premises. The parties shall carry such additional insurance coverage as each deems appropriate on its premises. LESSEE shall pay taxes levied on the real estate and building by the due date. LESSEE shall pay the taxes levied on the business and personal property of LESSEE located in the premises.

VII.

QUIET ENJOYMENT AND RIGHT TO ENTER

LESSOR agrees that so long as LESSEE shall pay all sums payable hereunder, LESSEE shall have the quiet and peaceful enjoyment of said premises. LESSOR reserves the right to inspect the property at reasonable times with reasonable advance notice and to post "for sale" signs or "for rent" signs during the last ninety (90) days of the lease term or any extension thereof so long as the posting of such signs does not interfere with the conduct of LESSEE'S business.

VIII.

SUB-LEASE

LESSEE shall not assign this lease or sub-lease the property without the consent of LESSOR. Consent shall not be unreasonably withheld. LESSEE shall not be released from its obligations under this lease in the event of assignment or sub-lease, unless LESSOR shall give a release in writing.

IX.

SUBORDINATION

If any mortgagee so requests, this lease shall be subject and subordinate to mortgages or deeds of trust covering the premises, provided that a non-disturbance agreement exists, whereby if LESSEE shall pay all sums due hereunder and otherwise abide by all the terms of this lease, LESSEE shall not be disturbed.

X.

NON-PAYMENT OF RENT, ETC.

Should the LESSEE at any time violate any of the conditions of this lease or fail to pay the rent, as stipulated, or upon the adjudication of LESSEE in bankruptcy, the appointment of a receiver for LESSEE, or the filing of bankruptcy, receivership by the LESSEE, or upon LESSEE'S insolvency, and should such violation continue for a period of ten (10) days after written notice has been given to LESSEE at the notice address herein contained, LESSOR shall have, to the extent possible under applicable law, the option either, at once, to demand the entire rent for the whole term, or to immediately cancel this lease, without putting LESSEE in default, and LESSEE will remain responsible for all damages or losses suffered by LESSOR. LESSEE hereby assents hereto and expressly waives the legal notices to vacate the premises. Should an agent or attorney be employed to enforce or protect any claim of either party arising under this lease, the violating party shall pay such sum as will constitute a reasonable fee for such agent or attorney, together with all reasonable costs, charges, and expenses.

Failure to strictly and promptly enforce any terms and conditions hereof shall not operate as a waiver of LESSOR'S right to always enforce prompt payment of rent, or to cancel this lease, regardless of any indulgences or extensions previously granted. The receiving by LESSOR or LESSOR'S representative of any rent in arrears, or after notice or institution of any suit for possession, or for cancellation of this lease, shall not be considered a waiver of such notice or suit, or of any of the rights of LESSOR.

XI.

FIRE OR CASUALTY

Should the premises be destroyed by fire or any other casualty to the extent it cannot be used by LESSEE, either party may terminate the lease effective the date occupancy ceases and LESSEE shall have no responsibility for payment of rent after the date of such termination. LESSOR shall have no obligation to restore the premises. In the event that the premises is damaged and LESSEE continues to occupy all or a portion of the premises, LESSOR shall repair, or have repaired, the damaged portion to its original condition, reasonable wear and tear excepted, as soon as reasonably possible and LESSEE shall be responsible for paying rent only on the undamaged portion of the premises.

XII.

EMINENT DOMAIN

If the property shall be condemned for public or quasi-public purposes, this lease shall terminate, with LESSOR to receive the total award for the real estate and building, and LESSEE to receive any award for loss of the lease.

XIII

LEASEHOLD IMPROVEMENTS

LESSOR agrees to make the leasehold improvements required by the LESSEE (see Exhibit 1 attached hereto) and shall conform to the specifications enumerated in Exhibit 2. The cost of these improvements is included in the base monthly rent, as provided in Section II of this lease agreement.

EXHIBIT 1

LEASEHOLD IMPROVEMENTS

1. Provide parking for 80 automobiles.

2. Modify the office layout per the attached drawing to allow for a larger break room and supervisory access to the production floor. This plan can be adjusted slightly if it is necessary to minimize the cost of this modification. The manager's office requires high grade commercial carpeting. The remaining floor area may be tile.

3. Add a 10' x 20' shipping and receiving office near the personnel door between the dock doors as shown on the attached drawing. This office may be of concrete block or similar construction with windows, phone, data and electrical for 4 desks in the same arrangement as the supervisors' office. A drop ceiling with florescent lighting and a tile floor are required. Heating and air conditioning may be provided by a TPAC type unit with a preference for the Mitsubishi split system.

4. Add a 10' x 12' concrete slab with a rain cover outside one of the existing personnel doors to be selected at a later date.

5. Include electrical per the attached schedule located in the front one third of the building. 110 volt outlets to be provided on each support pole and every 8' on the exterior walls in the front third of the building.

6. Include a tub sink in the shop area on the outside of the wall where the ladies restroom sinks are located as shown on the drawing. Exact location may vary to minimize the cost.

7. Provide 4 additional gas fired ceiling mounted heating units in the front third of the building.

8. Add one 12' x 14' drive-in overhead door.

Executed on the date first above written.

LESSOR

OSCAR SMITH & PEGGY SMITH

BY: ______________________________
Oscar Smith

____
Peggy Smith

Address for Notices:
813 North Broad
Portland, TN 37148

LESSEE

PETALS DECORATIVE ACCENTS LLC

BY: [signature]

Its: CEO

Address for Notices:
90 Grove Street, Suite 206
Ridgefield, CT 06877

STATE OF TENNESSEE
COUNTY OF SUMNER

Before me, the undersigned Notary Public of the state and county aforesaid, personally appeared, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the , and that he as such , executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as Chief manager.

WITNESS my hand and seal at office this _____ day of ________________, _____.

____
NOTARY PUBLIC

My Commission Expires:

____

STATE OFCONNECTICUT
COUNTY OF FAIRFIELD

Before me, the undersigned Notary Public of the state and county aforesaid, personally appeared Chris Topping, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be CEO

of PETALS DECORATIVE ACCENTS, LLC, the within named bargainor, and that he as such CEO

Executed the foregoing instrument for the purpose therein contained.

WITNESS my hand and seal at office this 24 day of August, 05.

Erika M. Magnuson

NOTARY PUBLIC

My Commission Expires:
06/30/2010

EXHIBIT 2

SPECIFICATIONS: 54,000 SQ. FT. building located in the industrial park at 1108 Vaughn Drive in Portland, Tennessee on 7.44 acres, near Highway 31-W and I-65.

Type:	U.S.A. building, beam and column 2 row interior columns.
Loading:	20 lb. Live load, 85 wind load.
Bay Spacing:	180 x 300, 60 x 30 Bays, 30 ft. eave height.
Roof:	Galvalume – 20 year warranty.
Wall:	Metal. Block 10' High.
Doors:	Six 3070 steel personnel doors. Eight 8' x 10' dock doors. Two 12' x 14' ground level doors. Gutters and downspouts with splash blocks.
Insulation:	3" fiberglass insulation with white vinyl reinforced polyester backing on all exterior sheeted roof and wall areas.
Floors:	Six inch concrete. Distribution Center floor to be professionally sealed.
Lighting:	Metal Halide, 20 ft. candles.
Electrical:	600 Amp, 480-277 volts, 3 phase.
Heating:	Gas heat.
Restrooms:	Sufficient for 100 people, built to OSHA regulations.
Sprinkler System:	Plastics A rating – ESFR system.
Parking:	80 cars.
Utilities:	City water and sewerage.
Ventilation:	Four 48" fans.

OFFICE SPACE:	1,500 Sq. Ft.
Walls:	Dry wall with two coats paint.
Ceilings:	Suspended ceilings, 2 x 4 grid.
Floors:	Carpet and vinyl.
HVAC:	Central heat and air.


OFFICE
HALL
OFFICE

SECTION THRU HALL


MENS T.
WOMENS T.
EQUIP. RM.
CORRIDOR
COPIER
12'-0"
3'-0"
13'-4"
4'-0"
8'-6"
4'-0"
7'-6"
4'-0"
3'-0"
11'-8"
4'-2"
4'-6"
10'-6"
10'-6"
18'-8"
60'-0"
11'-4"
3'-0"
26'-4"
4'-0"
8"
9'-10"

OFFICE FLOOR PLAN SCALE: 1/8" = 1'

HENRY BLEDSOE ARCHITECT & LYNE ASSOC. INC. ENGINEERS